SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 29, 2010
Date of report (Date of earliest event reported)
PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota	55402

(Address of Principal Executive Offices)	(Zip Code)
(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 29, 2010, Piper Jaffray Companies (the “Company”) entered into a Credit Agreement with SunTrust Bank, as administrative agent (the “Agent”), and the lenders party thereto (the “Credit Agreement”). The Credit Agreement creates a $50 million revolving credit facility that the Company may draw upon from time to time, subject to certain conditions, and will terminate three years after the date of the Credit Agreement. The Company also received term loans in the aggregate amount of $100 million pursuant to the Credit Agreement on December 30, 2010. The term loans amortize in equal quarterly installments commencing on March 31, 2011 in an aggregate annual amount equal to (i) 10% of the original principal amount of the term loans during the first year, (ii) 25% of the original principal amount during the second year, and (iii) 65% of the original principal amount during the third year. Any remaining principal amount and unpaid interest will be due and payable three years after the date of the Credit Agreement. The Company’s obligations under the Credit Agreement are guaranteed by certain of its subsidiaries and are secured by a pledge of the capital stock of certain of the Company’s subsidiaries, a pledge of all intercompany indebtedness of the Company and its subsidiaries and a lien on the proceeds of a $50 million dividend received by the Company from its subsidiary, Piper Jaffray & Co. The interest rate for loans under the Credit Agreement generally is, at the option of the Company, equal to the London Interbank Offered Rate (“LIBOR”) or base rate, plus an applicable margin based on the Company’s leverage ratio.
The Credit Agreement includes customary events of default, including failure to pay principal when due or failure to pay interest within three business days of when due, failure to comply with the covenants in the Credit Agreement and related documents, failure to pay or another event of default under other material indebtedness in an amount exceeding $5 million, bankruptcy or insolvency of the Company or any of its subsidiaries, a change in control of the Company or a failure of Piper Jaffray & Co. to extend, renew or refinance its existing liquidity facility on substantially the same terms as the existing facility. If there is any event of default under the Credit Agreement, the Agent may declare the entire principal and any accrued interest on the loans under the Credit Agreement to be due and payable and exercise other customary remedies.
The Credit Agreement includes covenants that, among other things, limit the Company’s leverage ratio, require maintenance of certain levels of cash and regulatory net capital, require the Company’s asset management segment to achieve minimum earnings before interest, taxes, depreciation and amortization, and impose certain limitations on the Company’s ability to make acquisitions and make payments on its capital stock.
The Company intends to use the proceeds from the Credit Agreement to repay the unpaid principal and interest on the Variable Rate Senior Notes due December 31, 2010 (the “Notes”) issued by the Company and sold on December 31, 2009 to funds advised by Pacific Investment Management Company LLC as well as for working capital and general corporate purposes.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Credit Agreement, dated December 29, 2010, by and among the Company, SunTrustBank, as administrative agent, and the lenders party thereto

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES
Date: December 30, 2010	By	/s/ Debbra L. Schoneman
Debbra L. Schoneman
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Credit Agreement, dated December 29, 2010, by and among the Company, SunTrust Bank, as administrative agent, and the lenders party thereto	Filed Electronically